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                                                                 EXHIBIT 10.22

     The brackets ("[ ]") which appear in various places in the following exhibit indicate areas where confidential information has been redacted by the Company. Such redacted information is the subject of a request for confidential treatment and is therefore being filed separately with the Commission.

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                                ESCROW AGREEMENT
                      IN RELATION WITH THE OEM AGREEMENT
                          BETWEEN NU-TECH, INC. AND
                       IMAGE GUIDED TECHNOLOGIES, INC.


    THIS ESCROW AGREEMENT, is entered into and effective as of the date of the OEM Agreement hereinafter referred to, by and between IMAGE GUIDED TECHNOLOGIES, INC., a Colorado company located at 5710-B Flatiron Parkway, Boulder, CO 80301, the owner of certain hardware and software ("Owner"), Nu-Tech, Inc. (d.b.a. Brewco 360DEG. Collision Repair Systems), a Kentucky corporation with offices at 601 Front Street, Central City, KY 42330 (mailing address PO Box 67, Central City, KY) ("Licensee") and NORWEST BANK, Corporate Trust Department, located at 1740 Broadway, Denver, CO 80274-8693, USA ("Escrow Agent"), with reference to the following:

    A. Owner and Licensee desire to enter into an Escrow Agreement pursuant to the terms and conditions of the OEM Agreement between Owner and Licensee (the "OEM Agreement").

    B. Owner desires to provide for the availability of the source code on a 3 1/2 inch floppy disk and 8mm data tape for all IGT Software and the availability of the entire IGT Hardware electrical and mechanical design drawings and specifications (as defined in the OEM Agreement; such disk and tape, and hardware electrical and mechanical design drawings and specifications, and the calibration procedures being referred to hereinafter as the "Escrowed Material"), to Licensee under certain conditions as set forth below.

    C. Escrow Agent desires to hold the Escrowed Material and deliver it to Licensee or Owner, as appropriate, in accordance with the provisions set forth in this Escrow Agreement.

    NOW, THEREFORE, based upon the premises and respective promises and obligations contained herein, the parties agree as follows:

    1. DELIVERY OF ESCROWED MATERIAL. Within fifteen days of the signing this Escrow Agreement, Owner shall deposit with Escrow Agent, and from time to time shall deposit upgrades to, the Escrowed Material. Within seven (7) days after any deposit of additional Escrowed Material with Escrow Agent subsequent to the original deposit of the Escrowed Material, the Escrow Agent shall give written notice of receipt to Owner and Licensee. All costs associated with the preparation and delivery of the Escrowed Material shall be borne by Licensee; such costs not to exceed U.S. $1,250.00 per deposit.

    2. TERMINATION. This Escrow Agreement shall remain in effect until the first of the following events occur: (a) the Escrowed Material is delivered to Owner or Licensee in accordance with Section 3 of this Escrow Agreement;
(b) Licensee fails to pay Escrow

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Agent's fees after thirty (30) days' notice, as described in Paragraph 6, in which case Escrow Agent shall deliver all Escrowed Material to Owner; or (c) ten (10) days after Owner and Licensee deliver to Escrow Agent written notice of their mutual intent to terminate the Escrow Agreement, in which case Escrow Agent shall deliver all Escrowed Material as provided in such written notice. Owner and Licensee agree to terminate this Escrow Agreement in accordance with subparagraph (c) above (i) if, at the date of the first anniversary of the OEM Agreement, other than for a reason of force majeure applicable to Owner or Licensee, the number of FlashPoint Model 5000 systems purchased by the Licensee during the year preceding the said anniversary is less than [ ] units; or (ii) if, at the date of each subsequent anniversary of the OEM Agreement, other than for a reason of force majeure applicable to Owner or Licensee, the number of FlashPoint Model 5000 systems purchased by the Licensee during the year preceding the said anniversary is less than [ ] units; provided that the foregoing agreement to terminate shall not apply if the failure to make such purchases in any year results solely or primarily from Owner's inability or failure to supply the Owner's products in accordance with the OEM Agreement.

    3. ACCESS TO ESCROWED MATERIALS.

    (a) Upon termination of all of Owner's obligations under the OEM Agreement or this Escrow Agreement, the Escrowed Material shall be returned to Owner upon ten (10) business days notification given jointly by Owner and Licensee to Escrow Agent.

    (b) If Escrow Agent is notified in writing by Licensee of the occurrence of a Release Condition (as defined in Paragraph (e), below), the Escrow Agent shall so notify Owner in writing within ten (10) business days of receipt of notice from Licensee, and shall include in such notice to Owner a copy of the notice from Licensee. Unless a written opposition stating the reason for the opposition to the release of the Escrowed Material is received by the Escrow Agent from Owner within twenty (20) business days of the receipt by Owner of the Escrow Agent's notice, Escrow Agent shall deliver the Escrowed Material immediately to Licensee, and Licensee shall exercise its license to use the Escrowed Material only to the extent permitted by Section 5 hereunder.

    (c) If a written opposition is timely delivered by Owner to Escrow Agent as provided in Paragraph (b), above, Escrow Agent shall (i) immediately deliver to Licensee a copy of such opposition, and (ii) not release the Escrowed Material until otherwise jointly directed by Licensee and Owner or until resolution of the dispute as to the occurrence of a Release Condition has been settled as provided in Paragraph (d), below.

    (d) The parties hereto agree that the unavailability of the Escrowed Material to Licensee, on the one hand, and the release of such Escrowed Material to Licensee and subsequent loss of confidentiality thereof for Owner, on the other hand, could in each case cause Licensee or the Owner, respectively, to suffer irreparable and continuing injury. Therefore, any dispute between Licensee and Owner as to the occurrence of a Release Condition and any other dispute between them hereunder shall be submitted by the parties (including Escrow Agent) to binding arbitration in accordance with Section 11.5 of the OEM

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Agreement.  The party (but not the Escrow Agent) against whom a decision is made shall pay all fees and expenses of the other party and the Escrow Agent, including reasonable attorneys' fees and expenses.

                  (e)  A "Release Condition" shall mean:

                       (i) If Owner files a petition in bankruptcy under
                           Chapter 7 of the U.S. Bankruptcy Code or any similar law or regulation pursuant to which Owner intends to liquidate its business; or

                      (ii) If any other event or circumstance occurs which
                           demonstrates with reasonable certainty the inability or unwillingness of Owner to fulfill its obligations to Licensee under the OEM Agreement;

provided, however, that in the event of a Release Condition, Owner shall retain the right to transfer its obligations under OEM Agreement, and its rights and obligations under this Escrow Agreement to any other person with the consent of Licensee, which consent shall not be unreasonably withheld. Licensee reserves the right to determine whether or not the proposed transferee is credit worthy, competent to perform the work, and able to satisfy the obligations of Owner hereunder in a timely manner.

         4. OBLIGATIONS OF ESCROW AGENT.

              (a) The Escrowed Material shall be placed and maintained in an appropriate air conditioned vault at Escrow Agent; provided, however, Escrow Agent cannot ensure that the storage media will not be harmed due to inappropriate temperature and humidity, and the Escrow Agent is not required to take any unusual precautions to control the environment in which the storage media will stored but will maintain same as it does its own offices.

              (b) Control over entrance to the Escrowed Material shall rest with the Escrow Agent.

              (c) The Escrow Agent shall make delivery of the Escrowed Material to Owner and/or Licensee in accordance with the provisions of this Escrow Agreement.

              (d) Except as provided in this Escrow Agreement, Escrow Agent agrees that it shall protect the confidentiality of the Escrowed Material and shall not disclose or otherwise make available to any third party, make any use of, or copy the Escrowed Material or any portion thereof without Owner's prior written consent.

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              (e)  Escrow Agent shall have the right to take such other
actions, including engaging the services of legal counsel, and incur such costs as may be reasonably required to carry out its duties hereunder.

    5. ESCROWED MATERIAL. Licensee's right to and interest in the Escrowed Material in the event the Escrowed Material is delivered to Licensee following a Release Condition shall be a non-transferable, non-exclusive and limited license to use the Escrowed Material for the sole purpose of maintaining and supporting the installed base of Licensee customers that utilize Owner's products; provided, however, if a Release Condition described in Section 3(e)(i) occurs and Owner has not transferred or does not intend to transfer its obligations under the OEM Agreement to another person with the consent of Licensee in accordance with the proviso of Section 3(e), then Licensee shall in addition have a royalty-free license to use the Escrowed Material to make or have made (but only for sale to its own customers) Owner's product until a satisfactory substitute for Owner's product has been obtained.

    6.  COMPENSATION OF THE ESCROW AGENT.

    (a) Upon execution of this Escrow Agreement, Licensee shall pay Escrow Agent reasonable compensation for its escrow service in accordance with the fee schedule then in effect, which fees shall be non-refundable. The current fee is $1,250.00 per year, and is due and payable at the initial set-up of the Escrow Agreement. The Escrow Agent reserves the right to charge whatever its prevailing standard fee schedule is on the annual renewal dates.

    (b) Thereafter, an annual fee shall be payable by Licensee on the anniversary date of each succeeding year for which this Escrow Agreement is still in effect. In the event of non-payment of Escrow Agent's fees by Licensee, Escrow Agent shall give Licensee and Owner thirty (30) days' notice thereof. If the thirty (30) day notice period elapses without Escrow Agent having received payment from Licensee, Escrow Agent shall terminate this Escrow Agreement and deliver to Owner all Escrowed Material.

    (c) Licensee shall reimburse Escrow Agent for all reasonable expenses it incurs in performing its duties hereunder, said reimbursement to occur within thirty (30) days after such expense has been incurred and an invoice has been received therefore, provided that Escrow Agent has supplied Licensee with all information reasonably required to determine if such expenses are reasonable.

    7. INDEMNIFICATION OF ESCROW AGENT. The Escrow Agent shall not, by reason of its execution of this Agreement, assume any responsibility or liability for any transactions between Owner and Licensee other than for the performances of Escrow Agent's obligations with respect to the Escrowed Material held by it in accordance with this Escrow Agreement. Except as otherwise provided by Section 3(d), above, the party on whose behalf, or pursuant to whose directions the Escrow Agent acts, shall indemnify and hold harmless the Escrow Agent from any and all liability, damages, costs, or expenses including reasonable

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attorneys' fees, which may be sustained or incurred by the Escrow Agent as a result of the taking of such action.

    8. LIMITATION OF LIABILITY. In no event shall Escrow Agent be liable to Owner or Licensee for any indirect, special or consequential damages or lost profits, arising out of or related to this Escrow Agreement, even if Escrow Agent has been advised of the possibility thereof.

    9. CESSATION OF BUSINESS BY ESCROW AGENT. In the event that the Escrow Agent ceases to do business, written notice thereof will be provided to Owner and Licensee, and Escrow Agent will give permission to Owner to enter and remove the Escrowed Material upon terms and conditions mutually agreeable to Owner and Licensee.

    10. NOTICES. All notices required by this Escrow Agreement shall be sufficiently given by (a) mailing the same by certified or registered U.S. mail, return receipt requested, (b) hand delivery or express courier delivery, or (c) by telecopy, to the parties at their respective addresses and fax numbers, as follows:

    Owner:         Image Guided Technologies, Inc.
                   Attn: President
                   5710B Flatiron Parkway Boulder, CO 80301 USA
                   Fax No.: (303) 447-3905

    Licensee:      Nu-Tech, Inc.
                   d.b.a. Brewco 360DEG.  Collision Repair Systems
                   Attn: President and Chief Executive Officer
                   301 Front Street
                   PO Box 67
                   Central City, KY 42330


    Escrow Agent:  Norwest Bank
                   Attn: Mr. Lee Lutz
                   1740 Broadway
                   Denver, CO 80274-8693
                   USA
                   Fax No.: (303) 863-5645

A party may change its address or fax number by giving notice to the other parties as required by this Section 10. Notice by mail, hand delivery, express courier delivery or fax shall be deemed given upon actual receipt.

    11. SUCCESSION; ASSIGNMENT. The rights and obligations hereunder shall inure to the benefit of and become the responsibility of the permitted successors and/or assigns of the parties hereto. This Agreement may not be assigned by any party without the prior

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written consent of the other parties; provided, however, that a successor in interest by operation of law, merger, assignment, purchase or otherwise of all or substantially all of Owner's business, may be assigned the interest of said party in this Agreement.

    12. ENTIRE AGREEMENT. This Escrow Agreement constitutes the entire understanding of the parties. This Escrow Agreement may be amended or altered only by an instrument in writing signed by all parties hereto.

    13. GOVERNING LAW. This Escrow Agreement shall be deemed made in the State of Colorado and shall be interpreted in accordance with the laws thereof.

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    IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed by their duly authorized representatives and to become effective as of the date first above written.

         OWNER:

         IMAGE GUIDED TECHNOLOGIES, INC.



         By: /s/ Robert E. Silligman
         Title:  President/COO


         LICENSEE:

         NU-TECH, INC.



         By: /s/ Clarence Brewer Jr.
         Title:  President


         ESCROW AGENT:

         NORWEST BANK




         By: /s/ Leigh M. Lutz
         Title:  Vice President